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Exhibit (10)(vii)(a)

Great Lakes Chemical Corporation
Death Benefit Only Plan
Master Plan Document

Effective April 1, 2003

Copyright (c) 2003
By Clark/Bardes Consulting, Inc.
Executive Benefits Practice
All Rights Reserved

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9.14	Incompetent	9
9.15	Court Order	9
9.16	Insurance	9

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GREAT LAKES CHEMICAL CORPORATION
DEATH BENEFIT ONLY PLAN
Effective April 1, 2003

Purpose

        The purpose of this Plan is to provide additional welfare benefits similar to term life insurance, to a select group of management or highly compensated employees of the Company and any Employer, who have devoted full time and attention to the business of the Company and/or any Employer. The Plan is subject to Part 1 (Reporting and Disclosure) and Part 5 (Enforcement, Claims and Preemption Provisions) of Title I of ERISA. The requirements of Part 1 may be satisfied under the alternative compliance approach under the Department of Labor and Regulations.

ARTICLE 1
Definitions

        For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1
"Base Annual Salary" shall mean an amount of cash compensation, measured and annualized as of any January 1 relating to services performed during the related calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, director fees and other fees, severance pay, and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee's gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant's gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

1.2
"Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 4, that are entitled to receive a benefit under this Plan upon the death of a Participant.

1.3
"Beneficiary Designation Form" shall mean the form established from time to time by the Committee, that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.4
"Benefit Factor" shall mean a percentage, determined by the Committee in its sole discretion, as set forth in the Participant's Plan Agreement, which shall be multiplied by a Participant's Final Salary to determine the Participant's death benefit under the Plan.

1.5
"Board" or "Board of Directors" shall mean the Board of Directors of Great Lakes Chemical Corporation.

1.6
"Claimant" shall have the meaning set forth in Section 8.1.

1.7
"Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.8
"Committee" shall include the Chief Executive Officer, Senior Vice President of Human Resources and Communications and Director of Human Resource Services and have the meaning set forth in Section 6.1.

1.9
"Company" shall mean Great Lakes Chemical Corporation, a Delaware corporation, and any successor to all or substantially all of the Company's assets or business.

1.10
"Disability" shall mean a determination that a Participant is disabled made by either (i) the carrier of the Company's long-term disability plan or (ii) the Social Security Administration. Upon request by the Company, the Participant must submit proof of the carrier's or Social Security Administration's determination.

1.11
"Employee" shall mean a person who is an employee of any Employer.

1.12
"Employer(s)" shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that are part of the controlled group of the Company as defined under Code Section 414(b), (c), or (o) of the Internal Revenue Code, that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.13
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.14
"Escalated Salary" shall be an amount, determined by the Committee in its sole discretion, calculated by multiplying (A × B), where (i) "A" is a Participant's Base Annual Salary measured as of the January 1 immediately preceding the date on which such Participant commenced his or her participation in the Plan ("Measurement Date"), and (ii) "B" is (1.05)n. For purposes of this calculation, n shall equal the number of anniversaries since the Participant's Measurement Date.

  For example, assume that a Participant commences participation in the Plan on April 1, 2003, and therefore, his or her Measurement Date is January 1, 2003. Assume that the Participant's Base Annual Salary as of the Measurement Date is $100,000. In 2004, the Participant's Escalated Salary would equal $105,000, which is equal to 100,000 multiplied by (1.05)1. In 2005, the Participant's Escalated Salary would equal $110,250, which is equal to 100,000 multiplied by (1.05)2.

1.15
"Final Salary" shall be the greater of the (i) Participant's Escalated Salary, or (ii) Participant's Base Annual Salary measured as of the January 1 immediately preceding the date on which the Participant's employment terminates with any Employer due to death or Retirement.

1.16
"Participant" shall mean any Employee (i) who is selected by the Committee to participate in the Plan, (ii) who signs a Plan Agreement and a Beneficiary Designation Form, (iv) whose signed Plan Agreement and Beneficiary Designation Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan even if he or she has an interest in the Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.17
"Plan" shall mean the Great Lakes Chemical Corporation Death Benefit Only Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.18
"Plan Agreement" shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant's Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.19
"Retirement", "Retire(s)" or "Retired" shall mean the severance from employment from Employer on or after age sixty (60) for any reason other than a leave of absence, death or qualified Disability.

1.20
"Tax Factor" shall be a decimal, as determined in the sole discretion of the Committee, based on the highest combined Federal and state net effective income tax rate in effect for the year in which a benefit becomes payable to a Participant's Beneficiary under this Plan. For purposes of calculating the Tax Factor, the (i) Federal income tax rate shall be based on the highest marginal Federal income tax rate, and (ii) the state income tax rate shall be based on the highest marginal state income tax rate for the Participant's state of residence. Using those rates, the Tax Factor will be determined using the following formula. Assuming that the highest marginal Federal income tax rate, expressed as a decimal, is X, and the highest marginal state income tax rate, expressed as a decimal, is Y, the Tax Factor equals (1-X) times (1-Y). For example, if X is 0.40, and Y is 0.10, the Tax Factor would be .54. The Tax Factor shall be rounded up or down to two decimal places, using normal rounding convention.

ARTICLE 2
Selection, Enrollment, Eligibility

2.1
Selection by Committee. Participation in the Plan shall be limited to a select group of management or highly compensated Employees, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, Employees to participate in the Plan.

2.2
Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Committee a Plan Agreement and a Beneficiary Designation Form, all within the time period specified by the Committee.

2.3
Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, that Employee shall commence participation in the Plan on either May 1 or November 1 of any calendar year, as determined by the Committee in its discretion. If an Employee fails to meet all such requirements within the period required, that Employee shall not be eligible to participate in the Plan until the next eligible date.

2.4
Termination of Participation. If a Participant's employment with Employer is terminated prior to his or her Retirement for any reason other than death, (i) Employer and the Committee shall be fully and completely discharged from all further obligations under this Plan with respect to the Participant (or his or her Beneficiary), and (ii) the Participant's Plan Agreement shall terminate.

ARTICLE 3
Benefits

3.1
Death during Employment or after Retirement. If a Participant dies while employed by the Company, or if a Participant dies after Retirement, his or her Beneficiary shall be entitled to receive a death benefit calculated by first multiplying (i) the Participant's Final Salary, by (ii) the Participant's Benefit Factor. The product that results from multiplying (i) by (ii) shall then be divided by the applicable Tax Factor, and will produce the death benefit to which the Participant's Beneficiary shall be entitled. For purposes of the above calculation, the Participant's Benefit Factor shall be the percentage set forth in the Participant's Plan Agreement.

  For example, if a Participant Retires in May 2003 with a Final Salary of $150,000, and dies in June 2006, with a Benefit Factor of 100%, then the Participant's Final Salary multiplied by his or her Benefit Factor equals $150,000. If the highest marginal Federal income tax rate, expressed as a decimal, is .40, and the highest marginal state income tax rate, expressed as a decimal, is ..10, then the Tax Factor equals .54. The Beneficiary would be entitled to receive a death benefit equal to $277,777.77, calculated as follows:

$150,000 .54
3.2
Payment of Benefits. Death benefits provided under this Plan shall be paid to the Participant's Beneficiary(ies) in a lump sum payment no later than sixty (60) days after the date on which the Committee is provided with proof, that is satisfactory to the Committee, of the Participant's death.

3.3
Certain Limitations. The Company has purchased certain life insurance policies on the lives of Participants and the Company shall be the sole owner and beneficiary of these policies at all times. Notwithstanding any other provision of the Plan, no benefits shall be payable under the Plan if death occurs under circumstances such that the policy on the life of a Participant does not pay a full death benefit, as will occur, for example, in the case of suicide within two years after the policy date.

ARTICLE 4
Beneficiary Designation

4.1
Designation of Beneficiary; Change of Beneficiary Designation. Upon the commencement of participation in the Plan, each Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates. A Participant shall have the right to change a Beneficiary by completing, signing, returning and otherwise complying with the terms of the Beneficiary Designation Form as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

4.2
Acceptance. No designation or change in designation of a Beneficiary shall be effective until accepted in writing by the Committee or its designated agent.

4.3
No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefit, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits under the Plan shall be payable to the executor or personal representative of the Participant's estate.

4.4
Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Committee's satisfaction.

4.5
Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company and the Committee from all further obligations under this Plan with respect to the Participant (or his or her Beneficiary), and that Participant's Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 5
Termination, Amendment or Modification

5.1
Termination. Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees, by action of its Board. However, the termination of the Plan shall not adversely affect (i) any Participant who, at the time of Plan termination, has previously terminated employment with any Employer due to Retirement, or (ii) any Beneficiary who, at the time of Plan termination, has previously become entitled to the payment of a benefit under the Plan.

5.2
Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the action of its Board; provided, however, that (i) no amendment or modification shall be effective to decrease or restrict the right of any Participant who, as of the effective date of the amendment or modification, has previously terminated employment with any Employer due to Retirement, (ii) no amendment or modification of this Section 5.2 shall be effective, and (iii) no amendment or modification of the Plan shall affect any Beneficiary who, as of the effective date of the amendment or modification, has previously become entitled to the payment of a benefit under the Plan.

ARTICLE 6
Administration

6.1
Committee Duties. Except as otherwise provided in this Article 6, this Plan shall be administered by a Committee, which shall be approved by the Compensation and Incentive Committee of the Board. Members of the Committee may be Participants under this Plan. The Committee will have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

6.2
Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.

6.3
Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

6.4
Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and any designee against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or designee.

6.5
Employer Information. To enable the Committee and/or its designee to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or its designee, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, death or other termination of employment of its Participants, and such other pertinent information as the Committee or its designee may reasonably require.

ARTICLE 7
Other Benefits and Agreements

7.1
Coordination with Other Benefits. The benefits provided for Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 8
Claims Procedures

8.1
Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant. No legal action may be commenced later than three (3) years from the time a written claim is required to be filed.

8.2
Notification of Decision. The Committee shall consider a Claimant's claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:

(a)
that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(b)
that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)
the specific reason(s) for the denial of the claim, or any part of it;

(ii)
specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)
a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)
an explanation of the claim review procedure set forth in Section 8.3 below; and

(v)
a statement of the Claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

8.3
Review of a Denied Claim. On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant's duly authorized representative):

(a)
may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)
may submit written comments or other documents; and/or

(c)
may request a hearing, which the Committee, in its sole discretion, may grant.

8.4
Decision on Review. The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant's written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)
specific reasons for the decision;

(b)
specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)
a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant's claim for benefits; and

(d)
a statement of the Claimant's right to bring a civil action under ERISA Section 502(a).

8.5
Legal Action. A Claimant's compliance with the foregoing provisions of this Article 8 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 9
Miscellaneous

9.1
Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a), is considered to be a top-hat welfare plan that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

9.2
Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

9.3
Employer's Liability. An Employer's liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

9.4
Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

9.5
Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer, as an Employee, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

9.6
Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

9.7
Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

9.8
Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.9
Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Indiana without regard to its conflicts of laws principles.

9.10
Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

        Great Lakes Chemical Corporation
        Attn: Richard J. Kinsley
        500 East 96th Street
        Suite 500
        Indianapolis, Indiana 46240

  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

  Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

9.11
Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

9.12
Spouse's Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

9.13
Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

9.14
Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

9.15
Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse's or former spouse's interest in the Participant's benefits under the Plan to that spouse or former spouse.

9.16
Insurance. The Company, in its sole discretion, will apply for and obtain insurance on the life of the Participant, in such amounts and in such forms as the Company may choose. The Company will be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company, shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.

The Company has signed this Plan document as of April 14, 2003.

                      "Company"
                      Great Lakes Chemical Corporation, a Delaware corporation

                      By: /s/ Richard J. Kinsley
                      Title: Senior Vice President—HR Communications

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  Exhibit (10)(vii)(a)
Great Lakes Chemical Corporation Death Benefit Only Plan Master Plan Document
Effective April 1, 2003 Copyright (c) 2003 By Clark/Bardes Consulting, Inc. Executive Benefits Practice All Rights Reserved
GREAT LAKES CHEMICAL CORPORATION DEATH BENEFIT ONLY PLAN Effective April 1, 2003